IMAGING3, INC.

AGREEMENT TO REPLACE AGUILERA EMPLOYMENT AGREEMENT

This AGREEMENT TO REPLACE AGUILERA EMPLOYMENT AGREEMENT is entered into as of __________, 20 between Imaging3, Inc., a California corporation (the “Company”), and Xavier Aguilera (“Aguilera”), a resident of ___________, California, and current Chief Financial Officer of the Company (this “Agreement”).

The parties hereby agree as follows:

SECTION 1

INTENT OF THE PARTIES

The Company hired Aguilera, effective March 16, 1996 as its Chief Financial Officer, and the two parties made effective an Employment Agreement dated May 15, 2014 (the “Current Employment Agreement”), shown in Exhibit A. Employee and Company now desire, contingent on various lenders to the Company amending their current notes and warrants (see SECTION 2), to: (i) make void the Current Employment Agreement, and (ii) replace it with a Restated Employment Agreement, shown as Exhibit B.

SECTION 2

AMENDMENT OF NOTES AND WARRANTS

(a)       The Company has borrowed $662,000 (face amount) from five lenders for which the Company issued Convertible Secured Notes and related Warrants (“the “Original Notes” and the “Original Warrants,” respectively).

(b)       The Company and the lenders intend to effect an amendment of these Original Notes and Original Warrants as part of that certain CONVERTIBLE NOTE AMENDMENT AGREEMENT, substantially in the form attached as Exhibit C (the “Amendment Agreement”).

SECTION 3

REPLACEMENT OF CURRENT EMPLOYMENT AGREEMENT WITH RESTATED EMPLOYMENT AGREEMENT

(a)       Aguilera hereby agrees that, within three business days following the date that the Amendment Agreement is effective (duly signed by all parties), Aguilera shall execute the Restated Employment Agreement and thereby forfeit all his rights, privileges, and obligations associated with the Current Employment Agreement.

(b)       The Company agrees that, within three business days following the date that the Amendment Agreement is effective (duly signed by all parties), it shall execute the Restated Employment Agreement and accept all the terms and conditions therein.

(c)       The Company warrants that all corporate action on the part of the Company, its directors, and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company for the execution of the Restated Employment Agreement hereunder has been taken. This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

SECTION 4

MISCELLANEOUS

4.1       Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California, without reference to principles of conflict of laws or choice of law.

4.2       Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the Closing.

4.3       Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.4       Entire Agreement; Amendment. This Agreement, together with the exhibits to this Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement and the Security Agreement may be amended and the observance of any term of this Agreement and the Security Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lenders who have loaned more than half of the aggregate Principal Amounts loaned by all of the Lenders under this Agreement. Any amendment or waiver effected in accordance with this Section 8.4 shall be binding upon the Company, the Lender and each future holder of the Securities.

4.5       Expenses. The Company and Aguilera shall each bear its own fees and expenses relating to this Agreement, including any and all legal fees.

4.6       Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by U.S. mail, postage prepaid, or otherwise delivered by hand, messenger, telecopier or a nationally recognized overnight courier service, addressed to the Lender and the Company at the addresses set forth on the signature page.

All such notices, requests and other communications will (i) if delivered personally or by express courier to the address as provided in this Section 8.6, be deemed given upon delivery, or (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.6, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving ten (10) days’ prior written notice specifying such change to the other party hereto.

4.7       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Signatures may be delivered and transmitted by facsimile transmission.

4.8       Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

4.9       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

4.10       Cooperation. With respect to performance of the terms of this Agreement, each party shall use its good faith efforts to cooperate and to take such actions as may be appropriate to carry out the terms and intentions of this Agreement. Whenever a party’s approval is required with respect to the terms of this Agreement, such approval will not be unreasonably withheld.

4.11       Arbitration. If a dispute arises between or among the parties relating to the interpretation or performance of this Agreement, the Notes, the Warrants or the Security Agreement, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach, such dispute shall be settled by a single neutral arbitrator, who is mutually agreeable to the parties, with such arbitration to be held in Los Angeles, California, in accordance with the then effective California rules of arbitration (CCP § 1282, et seq.). If the parties do not promptly select the neutral arbitrator, then the Los Angeles Superior Court shall select the neutral arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall make his or her decision in accordance with the terms of this Agreement and applicable law. Each party shall initially bear its own costs and legal fees associated with such arbitration; and the parties shall initially split the cost of the arbitrator, but the prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the prevailing party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement shall survive the Closing. The arbitrator shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

IMAGING3, INC.
3022 North Hollywood Way
Burbank, California 91505
Attention: Dane Medley

By:

Date:	, 20__

XAVIER AGUILERA:

(818) 260-0930

Signature:
Date:	, 20___

Exhibit A1

To the Agreement to Restate Aguilera Employment Agreement

CURRENT EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 15th day of May 2014, by and between Imaging 3, Inc., a California corporation (the “Company”), and Xavier Aguilera, an individual (“Employee”), and is made with respect to the following facts:

R E C I T A L S

A.       The Company and the Employee wish to ensure that the Company will receive the benefit of Employee’s loyalty and service.

B.       In order to help ensure that the Company receives the benefit of Employee’s loyalty and service, the parties desire to enter into this formal Employment Agreement to provide Employee with appropriate compensation arrangements and to assure Employee of employment stability.

C.       The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.       Employment of Employee and Duties. The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement. The Employee shall be the Chief Financial Officer of the Company with all of the duties, privileges and authorities usually attendant upon such office, including but not limited to overall supervision of the management of the Company’s operations. Subject to (a) the general supervision of the Chief Executive Officer and (Board of Directors) of the Company, and (b) the Employee’s duty to report to the Board of Directors periodically, as specified by it from time-to-time, Employee shall have all of the authority and discretion in the conduct of the Company’s operations that can lawfully be delegated by the Board of Directors.

2.       Time and Effort. Employee agrees to devote his full working time and attention to the management of the Company’s business affairs, the implementation of its strategic plan, as determined by the Chief Executive Officer and the Board of Directors, and the fulfillment of his duties and responsibilities as the Company’s Chief Financial Officer; provided that the expenditure of a reasonable amount of time by the Employee for personal matters and charitable activities shall not be deemed to be a breach of this Agreement.

3.       The Company’s Authority. Employee agrees to comply with the Company’s rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement. Employee shall promptly notify the Company’s Chief Executive Officer and Board of Directors of any objection he has to the Board’s directives and the reasons for such objection.

4.       Noncompetition by Employee. Employee agrees that during the term of his employment with the Company or during any time that the Employee serves as a director of the Company, or while he is receiving any severance payments from the Company, Employee will not directly or indirectly, whether (a) as employee, agent, consultant, employer, principal, partner, officer or director; (b) holder of five percent or more of any class of equity securities or five percent or more of the aggregate principal amount of any class of debt, notes or bonds of a company with publicly traded equity securities; or (c) in any other individual or representative capacity whatsoever, in each case for his own account or the account of any other person or entity, engage in any business or trade competing with the then business or trade of the Company anywhere in the world in which the Company is carrying on such trade or business as of the effective date of such termination.

5.       Confidential Information: Nondisclosure Covenant.

5.1.       Confidential Information. As used herein the term “Confidential Information” shall mean all customer and contract lists, supplier lists, records, financial data, trade secrets, proprietary technology and intellectual property, business and marketing plans and studies, manuals for employee and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public.

5.2       Nondisclosure Covenant. Employee acknowledges that, in the course of performing services for and on behalf of Company, Employee has had and will continue to have access to Confidential Information. Employee hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for Company, its successors and assigns. During the period of Employee’s employment with Company and at all times following Employee’s termination of employment for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee agrees to not misappropriate, utilize for any purpose other than for the direct benefit of the Company, or disclose or make available to anyone outside Company’s organization, any Confidential Information or anything relating thereof without the prior written consent of Company, which consent may be withheld by Company for any reason or no reason at all.

5.3       Return of Property. Upon Employee’s termination of his employment with Company for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee hereby agrees to promptly return to Company’s possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control, as well as all keys, passwords, credit cards and similar Company items. Employee further agrees that, upon the request of Company at any time during Employee’s period of employment with Company, Employee shall promptly return to Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control.

5.4       Rights to Inventions and Trade Secrets. Employee hereby assigns to Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with Company. All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s services hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

6.       Noninterference and Nonsolicitation Covenants. In further reflection of the Company’s important interests in its proprietary information and its trade, customer, vendor and employee relationships, Employee agrees that, during the 24 month period following the termination of Employee’s employment with Company for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) interfere with any contractual or other business relationships that Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee’s termination of employment, or (b) solicit or induce any employee of Company to terminate his/her employment relationship with Company.

7.       Term of Agreement. This Agreement shall commence to be effective on the date first above written (the “Commencement Date”), and shall continue until May 15, 2019, unless terminated sooner as provided in Section 15 hereof, or unless extended by a resolution duly adopted by the Company’s Board of Directors and agreed upon by the Employee.

8.       Compensation. During the term of this Agreement, the Company shall pay the following compensation to Employee:

8.1       Annual Compensation. Employee shall be paid a base salary of $165,000 per year during the first year of the term of this Agreement. The base salary in subsequent years during the term of this Agreement will be no less than $165,000 per year, but may be adjusted to be higher by a resolution duly adopted by the Company’s Board of Directors. The Employee’s salary will be payable in two installments per month, each installment equaling one-twenty-fourth of the annual base salary, and each payable on the 1st and the 16th day of each month covering, respectively, the first 15 days of the current month and the 16th day through the last day of the previous month.

8.2       Bonus Payments. In addition to the base salary provided for in Section 8.1 of this Agreement and the potential for discretionary additional bonuses in Section 8.4 of this Agreement, the Employee will be entitled to the following fixed performance-based annual bonuses, payable on or before January 30th of each year for performance during the prior calendar year, equal to (a) 20% of the Employee’s base annual salary for the prior calendar year if the Company’s annual gross revenue for the prior calendar year, calculated in accordance with generally accepted accounting principles (“GAAP”), equals or exceeds $_500,000 in calendar year 2014, $3,000,000 in calendar year 2015, $7,000,000 in calendar year 2016, $15,000,000 in calendar year 2017 and $_30,000,000 in calendar year 2018, and (b) 40% of the Employee’s base annual salary for the prior calendar year if the Company’s annual gross revenue for the prior calendar year, calculated in accordance with GAAP, equals or exceeds $1,000,000 in calendar year 2014, $5,000,000 in calendar year 2015, $15,000,000 in calendar year 2016, $40,000,000 in calendar year 2017 and $70,000,000 in calendar year 2018. In the event of a change to the calculation of the Company’s annual gross revenue for a particular calendar year after January 30th of the next year, then the bonus payment will be adjusted accordingly.

8.3       Stock Incentives. Upon commencement of this Agreement, Employee shall be issued 10,000,000 shares of the Company’s common stock (the “Incentive Shares”); provided, however, if Employee is terminated by the Company pursuant to Section 15.3(i) of this Agreement during the first year of its term, the Employee will tender back to the Company for cancellation 3,000,000 Incentive Shares. On May 15, 2014, the Company will grant to the Employee stock options to purchase up to 5,000,000 shares of the Company’s common stock pursuant to the Company’s Stock Incentive Plan for Directors, Officers, Employees and Key Consultants of Imaging 3, Inc. (the “Plan”), having an exercise price of $0.001 per share and an exercise period of ten years, with a vesting schedule as follows: (i) up to 1,000,000 stock options will vest and be exercisable on December 31, 2014 if the 2014 Goals set forth in Exhibit A to this Agreement are satisfied by December 31, 2014 and the Employee is still engaged on the scheduled vesting date as either an officer, director, employee or key consultant of the Company, (ii) up to 1,000,000 stock options will vest and be exercisable on December 31, 2015 if the 2015 Goals set forth in Exhibit A to this Agreement are satisfied by December 31, 2015 and the Employee is still engaged on the scheduled vesting date as either an officer, director, employee or key consultant of the Company, (iii) up to 1,000,000 stock options will vest and be exercisable on December 31, 2016 if the 2016 Goals set forth in Exhibit A to this Agreement are satisfied by December 31, 2016 and Employee is still engaged on the scheduled vesting date as either an officer, director, employee or key consultant of the Company, (iv) up to 1,000,000 stock options will vest and be exercisable on December 31, 2017 if the 2017 Goals set forth in Exhibit A to this Agreement are satisfied by December 31, 2017 and the Employee is still engaged on the scheduled vesting date as either an officer, director, employee or key consultant of the Company, and (v) up to 1,000,000 stock options will vest and be exercisable on December 31, 2018 if the 2018 Goals set forth in Exhibit A to this Agreement are satisfied by December 31, 2018 and the Employee is still engaged on the scheduled vesting date as either an officer, director, employee or key consultant of the Company. The stock options granted to Employee pursuant to this Agreement will be governed by the terms and conditions of the Plan and the stock option agreement executed by the Company and the Employee which applies to the options. Said stock options will be Incentive Stock Options (ISOs) under the Plan to the maximum extent permitted by the Plan and applicable law. Upon approval of the Company’s full Board of Directors, the Employee may be granted additional stock options to purchase additional stock of the Company during the second, third, fourth, and fifth years of the term of this Agreement, depending on the achievement of Company operating milestones such as annual gross revenue and EBIDTA, to be established by the Board of Directors of the Company. In the event Mr. Aguilera is asked to resigned (or leave, vacate, step-down or be removed from the Board of Directors) his position, he will further be compensated eighty percent (80%) of the outstanding Imaging3 Inc. common shares, along with any Imaging3 Inc. stock options he owns at the time of departure.

8.4       Discretionary Additional Compensation. In addition to the compensation set forth in Sections 8.1, 8.2 and 8.3 of this Agreement, upon approval of the Company’s full Board of Directors, Employee may be paid an additional bonus or bonuses during each year, and may have his annual compensation raised, based on the CEO’s Board’s evaluation of the Employee’s definable efforts, accomplishments and similar contributions. In this regard, the Company expects that the Employee will earn an annual bonus equal to between 60% and 120% of his base fixed salary, including the fixed performance-based bonuses provided for in Section 8.2 of this Agreement, if the Company achieves certain additional operating milestones to be agreed upon by the Company and the Employee in a separate addendum to this Agreement; provided, that if the Company and the Employee do not agree on a separate written addendum to this Agreement setting forth said additional milestones, then discretionary bonuses will be determined in good faith in the discretion of the Company’s Board of Directors.

9.       Fringe Benefits. The Company shall provide Employee with medical and dental group insurance coverage or equivalent coverage for Employee, including his dependents. The medical and dental insurance coverage shall begin on the Commencement Date and shall continue throughout the term of this Agreement. All compensation provided in Sections 8 and 9 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law.

10.       Office and Staff. In order to enable Employee to discharge his obligations and duties pursuant to this Agreement, the Company agrees that it shall provide suitable office space for Employee, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies. Employee agrees that the supporting staff presently in place is suitable for the purposes of this Agreement. The Company agrees to provide at its expense parking for one vehicle by the Employee at the Company’s executive offices.

11.       Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable travel, mobile telephone, promotional and entertainment expenses incurred in connection with the performance of Employee’s duties hereunder, subject to Section 12 of this Agreement with respect to automobile expenses. Employee’s reimbursable expenses shall be paid promptly by the Company upon presentment by Employee of an itemized verifiable list of invoices describing such expenses. In the event Mr. Aguilera is asked to resigned (or leave, vacate, step-down or be removed from the Board of Directors) his position, he will further be compensated eighty percent (80%) of the outstanding Imaging3 Inc. common shares, along with any Imaging3 Inc. stock options he owns at the time of departure.

12.       Automobile Expenses. Notwithstanding anything else herein to the contrary, the Company shall pay to the Employee a fixed amount equal to $1,000 per month on the last day of each month during the term of this Agreement as reimbursement to the Employee for all expenses incurred by the Employee for the use of his automobile for Company business purposes, including but not limited to depreciation, repairs, insurance, reasonable maintenance, and gasoline expenses. Employee shall not be entitled to any other reimbursement for the use of his automobile for business purposes.

13.       Vacation. Employee shall be entitled to four weeks of paid vacation per year or pro rata portion of each year of service by Employee under this Agreement. The Employee shall be entitled to the holidays provided in the Company’s established corporate policy for employees with comparable duties and responsibilities. If asked to resigned or leave, employee will be entitled to liquidate all existing vacations days owed for cash.

14.       Definition of “Cause.” For the purposes of this Agreement, “termination for cause” means termination of Employee’s employment by Employer due to (a) Employee’s conviction of, or the entry of a pleading of guilty or nolo contender by Employee to, a felony or crime involving moral turpitude, or (b) Employee’s failure to comply with any material provision of this Agreement that results in material damage to the Company, or (c) an act of fraud committed by Employee against the Company, or (d) a willful act by Employee as a result of which he receives a material improper personal benefit at the expense of the Company, or (e) Employee’s demonstration of gross negligence or willful misconduct in the execution of his material assigned duties, or (f) Employee’s intentionally imparting confidential information relating to the Company to a third party, other than in the course of carrying out the Employee’s duties, which has resulted in material damage to the Company, in each case other than as a result of Employee’s death, disability or retirement, and the Employee has been given the written notice specified in this Section and has failed to cure any defect in performance as specified in such notice. The Company shall give Employee written notice specifying the conduct alleged to have constituted such cause and provide Employee the opportunity to cure such conduct, if curable, within 15 days following receipt of such notice.

15.       Termination. This Agreement may be terminated in the following manner and not otherwise:

15.1       Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the Company and Employee to terminate.

15.2       Termination by Employee. Employee may at his option and in his sole discretion terminate this Agreement for (i) the material breach by the Company of the terms of this Agreement (other than where Employee has first materially breached this Agreement causing material damage to the Company), or (ii) any “Change of Control” (as defined in Section 15.6) in which the Employee is unable to come to an agreement with the surviving company regarding an employment agreement as specified further in Section 15.6 of this Agreement.

15.3       Termination by the Company. The Company may at its option terminate this Agreement upon fifteen (15) days prior written notice (“Termination Notice”) to the Employee of the Company’s election to terminate this Agreement (i) for cause as defined in and in accordance with Section 14 of this Agreement, or (ii) in the event of any “Change of Control”, as defined in Section 15.6 of this Agreement. In the event of termination by the Company pursuant to Section 15.3(i) herein, the Company shall pay the Employee any remaining base salary, at the rate then in effect under Section 8.1, 8.2, 8.3, 11, 13 through the effective date of such termination, plus any benefits under other plans or programs in which the Employee is vested at the time of his termination. In the event of termination by the Company pursuant to Section 15.3(ii) (and inability of the Employee, negotiating in good faith, to come to an agreement with the surviving Company or new controlling parties of the Company regarding an employment agreement), then the Employee will be entitled to the following severance payments and benefits, in addition to accrued salary and bonuses, if any, for past service, provided that the Employee enters into a severance agreement with the Company waiving and releasing the Company from all claims Employee may have against the Company and agreeing not to disparage the Company or its employees: (a) the Employee’s then salary and accrued but unpaid bonus (if any, with respect to bonus) payable for the twelve month period immediately following the Termination Notice, payable in semi-monthly installments in accordance with Section 8.1 of this Agreement, if the Termination Notice is issued during the first year of the term of this Agreement, with the severance payment period being nine months if the Termination Notice is issued during the second year of the term of this Agreement and six months if the Termination Notice is issued during the third, fourth, or fifth year of the term of this Agreement, and (b) Employee shall also be entitled to all the benefits during the severance payment period under Sections 9 and 12 of this Agreement, and (c) Employee shall be entitled to exercise all vested stock options which he owns for the entire remaining exercise period of the stock options as set forth in Section 8.3 of this Agreement, no such stock options shall terminate prior to said expiration dates, and no “severance” shall be deemed to have occurred under the Company’s Plan or under existing stock option agreements covering said stock options.

15.4       Termination Upon Death. This Agreement shall terminate upon the death of the Employee.

15.5       Termination Upon the Disability of the Employee. This Agreement shall terminate upon the disability of the Employee. As used in the previous sentence, the term “disability” shall mean the complete physical and/or mental disability to discharge Employee’s duties and responsibilities for a continuous period of not less than six months during any consecutive twelve (12) month period. Any physical or mental disability which does not prevent Employee from discharging his duties and responsibilities in accordance with usual standards of conduct as determined by the Company in its reasonable opinion shall not constitute a disability under this Agreement.

15.6       Termination As A Result of A Change in Control of the Company. “Change of Control” is defined as a sale of all or substantially all of the Company’s assets or more than fifty percent (50%) of the Company’s outstanding stock, to a purchaser which is unaffiliated with the Company, in a single transaction or a series of related transactions, or a merger, of which the Company is not the surviving corporation, with any entity which is unaffiliated with the Company. In the event of a Change in Control of the Company and termination of this Agreement as a result of said Change of Control, if the Employee, negotiating in good faith, is unable to come to an agreement with the surviving company or new controlling parties of the Company regarding an employment agreement, then the Employee may terminate this Agreement pursuant to Section 15.2 (ii) of this Agreement.

15.7       Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, the covenants of Employee contained in Section 4, Section 5 and Section 6 of this Agreement shall survive the term of this Agreement (as specified in Section 7 hereof) or Employee’s termination of his employment relationship with the Company, in each case as specified further in such covenants.

16.       Indemnification of Employee. Pursuant to the provisions and subject to the limitations of the California Corporations Code, the Company shall indemnify and hold Employee harmless as provided in Sections 16.1, 16.2 and 16.3 of this Agreement. The Company shall, upon the request of Employee, assume the defense and directly bear reasonable expenses of any action or proceedings which may arise for which Employee is entitled to indemnification pursuant to this Section.

16.1       Indemnification of Employee for Actions by Third Parties. The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, fines, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys’ fees and costs actually incurred by him as they are incurred, as a result of Employee being made at any time a party to, or being threatened to be made a party to, any proceeding (other than an action by or in the right of the Company, which is addressed in Section 16.2 of this Agreement), relating to actions Employee takes within the scope of his employment as the President of the Company or in his role as a director of the Company, provided that Employee acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

16.2       Indemnification of Employee for Actions in the Right of the Company. The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys’ fees and costs actually incurred by him as they are incurred, as a result of Employee being made a party to, or being threatened to be made a party to, any proceeding by or in the right of the Company to procure a judgment in its favor by reason of any action taken by Employee as an officer, director or agent of the Company, provided that Employee acted in good faith in a manner he reasonably believed to be in the best interests of the Company and its shareholders, and provided further, that no indemnification by the Company shall be required pursuant to this Section 16.2 (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that Employee believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of Employee, (iii) for any transaction from which Employee derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard by Employee of his duties to the Company or its shareholders in circumstances in which Employee was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Employee’s duties to the Company or its shareholders, or (vi) for any other act by Employee for which Employee is not permitted to be indemnified under the California Corporations Code. Furthermore, the Company has no obligation to indemnify Employee pursuant to this Section 16.2 in any of the following circumstances:

A.       In respect of any claim, issue, or matter as to which Employee is adjudged to be liable to the Company in the performance of his duties to the Company and its shareholders, unless and only to the extent that the court in which such action was brought determines upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for the expenses and then only in the amount that the court shall determine.

B.       For amounts paid in settling or otherwise disposing of a threatened or pending action without court approval.

C.       For expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

16.3       Reimbursement. In the event that it is determined that Employee is not entitled to indemnification by the Company pursuant to Sections 16.1 or 16.2 of this Agreement, then Employee is obligated to reimburse the Company for all amounts paid by the Company on behalf of Employee pursuant to the indemnification provisions of this Agreement. In the event that Employee is successful on the merits in the defense of any proceeding referred to in Sections 16.1 or 16.2 of this Agreement, or any related claim, issue or matter, then the Company will indemnify and hold Employee harmless from all fees, costs and expenses actually incurred by him in connection with the defense of any such proceeding, claim, issue or matter.

17.       Assignability of Benefits. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company. Payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement shall not be subject to Section 17 of this Agreement.

18.       Directors’ and Officers’ Liability Insurance. The Company may purchase directors’ and officers’ liability insurance for the officers and directors of the Company, which would include the same coverage for Employee.

19.       Notice. All notices and other communications required or permitted hereunder shall be in writing or in the form of a email or facsimile (confirmed in writing) to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice by email or facsimile outside of normal business hours, and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, or email or facsimile (as provided above) addressed (a) if to the Employee, at the address for such Employee set forth on the signature page hereto or at such other address as such Employee shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to the Employee.

In case of the Company:

Imaging 3, Inc
3022 North Hollywood Way
Burbank, California 91505

Telephone No.: (818) 260-0930
Facsimile No.: (818) 260-0445

In case of the Employee:

Xavier Aguilera
_____________________
_____________________

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if by telex or telecopy pursuant to the above, when received.

20.       Attorneys’ Fees. In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit, including post judgment costs.

21.       Entire Agreement. This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto.

22.       No Oral Change; Amendment. This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.

23.       Severability. In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

24.       Applicable Law. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of Los Angeles, and venue for any action or proceedings brought with respect to this Agreement shall be in the County of Los Angeles in the State of California.

25.       Successors and Assigns. Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

26.       Injunctive Remedy. In the case of any breach or threatened breach by Employee of any of his covenants or obligations under Sections 4, 5 and/or 6 of this Agreement, the parties hereto agree that damages may not be an adequate remedy for the Company and that, in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Employee from committing or continuing to commit such breach or threatened breach.

27.       Counterparts. This Agreement may be executed in two counterparts, each of which may be deemed an original, but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	IMAGING 3, INC., a California corporation

By:
Dane Medley Chairman / CEO

EMPLOYEE:

Xavier Aguilera

16827 Halsey Street
Street Address

Granada Hills, California 91344
City, State and Zip Code

Telephone Number

Facsimile Number

EXHIBIT A

To the Current Employment Agreement

BENCHMARKS FOR VESTING OF UP TO 5,000,000 STOCK OPTIONS PURSUANT TO SECTION 8.3 OF THE EMPLOYMENT AGREEMENT

Year	Goal	Percentage Vested	Number of Options to Vest
2014 Goals	Submit the Dominion for FDA approval.	25%	200,000

	Grow revenues to greater than $4M per annum.	25%	200,000

	Obtain at least one company through a merger or acquisition.	25%	550,000

	Obtain a symbol from FINRA and begin trading.	25%	50,000

2015 Goals	Grow revenues to greater than $10M per annum.	33.33%	333,333

	Merge or acquire a minimum of three companies.	33.33%	333,333

	Obtain FDA approval for the Dominion.	33.34%	333,334

2016 Goals	Grow revenues to greater than $20M per annum.	50%	500,000

	Merge or acquire a minimum of three companies.	50%	500,000

2017 Goals	Grow revenues to greater than $30M per annum.	100%	1,000,000

2018 Goals	Grow revenues to greater than $40M per annum.	100%	1,000,000

Exhibit A2

To the Agreement to Restate Aguilera Employment Agreement

RESTATED EMPLOYMENT AGREEMENT

RESTATED EMPLOYMENT AGREEMENT

THIS RESTATED EMPLOYMENT AGREEMENT is made as of _________ __, 20__, at Los Angeles, California among Imaging3, Inc., a California corporation (the “Company”), and Xavier Aguilera (the “Employee”) with reference to the following facts:

In consideration of their respective promises contained herein, the parties hereto agree as follows:

1. EMPLOYMENT

Company hired Employee, effective March 16, 1996, as its Chief Financial Officer, and the two parties made effective an Employment Agreement dated May 15, 2014 (the “Former Employment Agreement”). Employee and Company now desire: (i) to make void the Former Employment Agreement, together with all the obligations, duties, and restrictions therein (including any payments and share grants that have yet to be made), and (ii) to replace it with this Restated Employment Agreement, which shall serve to define all the terms and conditions associated with Employee’s employment with the Company going forward.

2. EMPLOYEE’S DUTIES

The Employee shall, while contributing his services hereunder:

(a) Serve the Company as Chief Financial Officer with all of the duties, privileges and authorities usually attendant upon such office.

(b) Report to the Chief Executive Officer or to whomever is designated by the Company’s Board of Directors (the “Board), as long as the person so designated is consistent with Employee’s role of Chief Financial Officer;

(c) Comply with and conform to any lawful instructions or directions given or made by his supervisor and/or the Board, and faithfully, industriously, diligently, and to the best of the Employee’s ability, experience, and talents, serve the Company and perform all of the duties that may be required by the terms and conditions of this Agreement to the reasonable satisfaction of his supervisor and the Board, so as to promote the Company’s business interests; and

(d) Devote approximately two-thirds of his working time and attention to the fulfillment of his duties and responsibilities as the Company’s Chief Financial Officer, provided that the expenditure of a reasonable amount of time by the Employee for personal matters and charitable activities shall not be deemed to be a breach of this Agreement.

3. COMPENSATION

In consideration of the performance by the Employee of his duties hereunder, the remuneration of the Employee shall be (and the Company shall pay to the Employee):

(a)	A base salary (“Salary”) of $48,000 per year until the closing of an equity offering of at least $2.5 million in gross proceeds (a “Qualified Financing”), at which point the base salary will increase to $96,000 per year. The base salary in subsequent years during the term of this Agreement will be no less than $96,000 per year, but may be adjusted to be higher by a resolution duly adopted by the Company’s Board of Directors. The Employee’s salary will be payable in two installments per month, each installment equaling one-twenty-fourth of the annual base salary, and each payable on the 1st and the 16th day of each month covering, respectively, the first 15 days of the current month and the 16th day through the last day of the previous month,

(b)	Bonus compensation of up to 20% of the Employee’s base compensation for the prior calendar year, to be based generally on the Board’s good-faith evaluation of (i) achievements by the Employee of the objectives provided him by the Board and/or (ii) the Employee’s definable efforts, accomplishments, and contributions. The bonus decision is at the Board’s sole discretion, but it is agreed hereby that reasonably strong performance by the Employee would result in a 10-15% bonus level, on average, over many years. It agreed that for the stub year of 2016, Employee will have earned, and will accrue, a bonus of $6,000, to be paid only if a Qualified Financing occurs prior to August 31, 2017.

(c)	Equity compensation of 2,000,000 Restricted Stock Units (“RSUs”) (the “Incentive Shares”), which shall be issued as soon as practical after the Company approves a stock option plan (or equivalent). The Company’s Board hereby agrees to approve such a plan no later than 30 days after the closing of a Qualified Financing, with underlying shares of at least 12%, but no greater than 15%, of the fully diluted number of shares outstanding at the time, and to then hold a shareholder vote for approval of the plan within 60 days after that. The Incentive Shares shall be issued to Employee regardless of his employment status and shall be immediately 100% vested.

(d)	Paid vacation, which shall accrue at the rate of four weeks per year,

(e)	Other benefits and perquisites normally available to executives of the Company, as may be changed from time to time, and

(f)	Such additional remuneration as Employee and the Company shall negotiate after January 1, 2018.

4. EXPENSES

The Company shall pay on behalf of the Employee or reimburse the Employee (against the Employee’s submission to the Company of proper receipts therefore) for all expenses properly incurred by him in the course of his employment hereunder or otherwise in connection with the business of the Company in accordance with Company policies, as such policies may be established and revised by the Board from time to time.

5. AT-WILL EMPLOYMENT

Employee and the Company understand and expressly agree that Employee’s employment with the Company is at-will, is not for a specified term, and may be terminated by the Company or by Employee at any time, with or without notice and with or without cause. This clause shall not be interpreted to conflict with Employee’s at-will employment status. Employee and the Company further understand and agree that no representation contrary to this section is valid, and that this section may not be augmented, contradicted, or modified in any way, by any representative or agent of the Company or any other person, except by a writing signed by the Employee and by the Board.

6. TERMINATION

6.1 Upon termination for any reason, including voluntary resignation, Employee shall:

(a)	Be entitled to the compensation set forth in Section 3(a) hereof, prorated to the effective date of such termination;
(b)	Be entitled to the equity compensation set forth in Section 3 (c) hereof, if not already issued
(c)	Remain subject to the provisions of the Proprietary Information and Inventions Agreement, in the form attached hereto as Exhibit A, signed concurrently herewith;
(d)	Be entitled to receive a termination payment for any accrued, unused vacation;
(e)	Not be entitled to severance, unless as provided in Section 6.2.

6.2 If Company terminates the employment of Employee without Cause (to be defined later in this section), the Company will, in addition to the provisions of Section 6.1, and in exchange for Employee’s execution of a full and complete release of all claims as described herein:

(i) Pay Employee four months’ base compensation. Such payments are to be made in accordance with Company’s normal payroll procedures with normal payroll deductions.

(ii) The term “Cause” is defined to mean conduct that in the good faith judgment of the Board constitutes a material breach of duty and is to include one or more of the following that results in a material adverse impact to the Company: falsification of company documents, fraud, moral turpitude, theft, embezzlement, criminal conduct, indictment on felony criminal charges, serious violations of Company policies, material breach of Employee’s employment agreement, extended or repeated absence from work that in the reasonable judgment of the Board is unjustified, inability to perform duties for a period of thirty (30) or more days without reasonable excuse and notice, or insubordination (e.g., refusal to carry out the reasonable instructions of the Board). If the material breach of duty is reasonably curable, Company shall provide notice to Employee of such breach of duty and shall give Employee a 30-day cure period. Refusal to relocate to a facility more than 50 miles from the current facility is NOT considered Cause.

(iii) Employee will be eligible for no other severance compensation, benefits, or vesting other than that which is provided for in this Section 6.2 when he is terminated. A condition precedent to the Company’s obligation to fulfill the severance terms in this Section 6.2 shall be Employee’s execution of a full and complete release of all claims against the Company, its Board, officers, agents, and affiliates in reasonable form as provided by the Company. Nothing in this severance provision supersedes or in any way alters the at-will provisions of Section 5 above.

(iv) Employee agrees that he will surrender to the Company, at its request, or at the conclusion of his employment, all accounts, notes, data, sketches, drawings and reproductions, and copies thereof, any of which (a) relate in any way to the business, products, practices, or techniques of the Company, (b) contain Confidential Information, whether or not created by him, or (c) come into his possession by reason of his employment with the Company; and Employee agrees further that all of the foregoing are the property of the Company.

7. LOYAL PERFORMANCE

7.1 Employee shall not, during the period of his employment by the Company, engage in any employment or activity in any business competitive with the Company. Employee agrees to notify the Company in writing of any outside employment or business activity, including the name of the business and the general nature of employee’s involvement, during the period of Employee’s employment with the Company.

7.2 If, at any time during the period ending two years after Employee has ceased to be an employee of the Company (or of any subsidiary or affiliate of the Company), whether or not pursuant to this agreement, Employee:

(a) directly or indirectly engages with...

(b) assists or has an active interest in, whether as owner, partner, shareholder, joint venturer, corporate officer, director, employee, Employee, principal, agent, trustee or licensor, or in any other similar capacity whatsoever (provided that ownership of not more than two percent of the outstanding stock of a corporation traded on a National securities exchange or quoted on NASDAQ OTC shall not of itself be viewed as assisting or having an active interest)...

or

(c) enters the employment of or acts as an agent for or advisor or consultant to. any person, firm, partnership, association, corporation, business organization, entity, or enterprise (the Business”) that is, or is about to become, directly or indirectly, engaged in any business or program that competes directly with or is substantially similar to any business or program that the Company (or any subsidiary or affiliate of the Company) was involved in (or was in the planning or development stage) during the 120-day period immediately prior to Employee’s ceasing to provide services to the Company (or any subsidiary or affiliate of the Company) [such business or program shall include, but not be limited to, those that involve: (a) any composition of matter or method that is protected by (i) any Company trade secret or (ii) any Company intellectual property that is either issued, pending, or filed at the time of termination or (b) the use, research or development, for any therapeutic or diagnostic purpose, of (i) any sphingolipid, (ii) any lysophosphatidic acid, or (iii) any component of their respective pathways], then Employee shall immediately notify Company in writing of such involvement, including the name of the Business and the nature of Employee’s involvement, and Employee agrees to fully respond to reasonable questions by the Company regarding such involvement and to provide such further assurances reasonably requested by Company that Employee is not and will not be in breach of the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

7.3 Employee will not, at any time, without prior written consent of the Company:

(a) Directly or indirectly take any action or make or cause to be made any statements which would disparage the reputation of the Company or any subsidiary or affiliate of the Company, or

(b) Induce or attempt to influence any employee or consultant of the Company or any of its or their subsidiaries or affiliates to terminate his or her employment.

7.4 Nothing contained in this Section 7 is intended to supersede or alter in any way the provisions of the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

8. CONFIDENTIALITY MATTERS

8.1 It is an express condition to the employment of Employee by Company that Employee sign and deliver a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A concurrently with the execution of this Agreement.

4.12       8.2 The covenants contained in the Proprietary Information and Inventions Agreement constitute separate covenants. If in any judicial proceeding, a court shall hold that any of the covenants set forth in the Proprietary Information and Inventions Agreement is not permitted by applicable laws, Employee and Company agree that such provision shall and is hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Employee and Company further agree that the covenants in the Proprietary Information and Inventions Agreement shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in the Proprietary Information and Inventions Agreement.

9. ACKNOWLEDGMENT

Employee acknowledges that he has been advised by Company to consult with independent counsel of his own choice, at his expense, as to the entering into this Agreement, that he has had the opportunity to do so, and that he has taken advantage of the opportunity to the extent that he desires. The Employee further acknowledges that he has read and that he understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment and such professional advice as he has seen fit to obtain.

10. ARBITRATION

Employee and the Company agree that in the event of any dispute concerning, arising out of, or related in any way to this Agreement, such dispute shall be submitted to arbitration. Except as otherwise provided for herein, the disputes subject to this agreement to arbitrate include, to the fullest extent allowable by law, all potential claims between Employee and Company including, but not limited to, breach of contract, tort, discrimination, harassment, wrongful termination, compensation and benefits claims, constitutional claims and claims for the violation of any local, state or federal statute, ordinance or regulation. Arbitration proceedings may be commenced by either party by giving the other party written notice thereof and proceeding thereafter in accordance with the rules and procedures of the American Arbitration Association and California law. Any such arbitration shall take place before a single arbitrator only in Los Angeles, California. Any such arbitration shall be governed by and be subject to the applicable laws of the State of California and the then-prevailing rules of the American Arbitration Association (the “AAA”). If the parties are unable to agree on a single neutral arbitrator, the arbitrator shall be selected pursuant to the AAA rules. The arbitrator’s award in any such arbitration shall be final and binding, and a judgment upon such award may be entered and enforced by any court of competent jurisdiction. Each party to this Agreement understands that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury. Company shall bear the costs of the arbitrator, the forum, and filing fees. Each party shall bear its own respective attorney’s fees and all other costs, unless otherwise required or allowed by law and awarded by the arbitrator.

11. VIOLATION OF THE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The Employee agrees and acknowledges that the violation of any of the provisions contained in the Proprietary Information and Inventions Agreement attached hereto as Exhibit A would cause irreparable injury to the Company, the remedy at law for any violation or threatened violation thereof would be inadequate, and that the Company shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages. The Employee agrees that such relief shall be available in a court of law in Los Angeles, California, regardless of the arbitration provisions contained in Section 10 of this Agreement.

12. MISCELLANEOUS

12.1 Amendment. This Agreement may not be modified or amended without the express prior written consent of the Company and the Employee.

12.2 Notices. All notices required or permitted under this Agreement shall be in writing, shall be sent either certified mail, return receipt requested, or by facsimile transmission and mailed or sent to the relevant party at its address or facsimile number set out below (or such other address or facsimile number as the addressee has given to the other parties in accordance with the terms of this Section):

To the Company:

Imaging3 Therapeutics, Inc.

3022 North Hollywood Way

Burbank, California 91505

(818) 260-0930

To the Employee:

Xavier Aguilera

_____________________

_____________________

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by certified letter, return receipt requested, when actually delivered to the relevant party; and (b) if given or made by facsimile, upon receipt of a transmission report confirming receipt.

12.3 Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement of the parties regarding the employment of the Employee, and there are no other promises or conditions regarding the Employee’s employment in any other agreement, whether oral or written. This Agreement shall terminate and supersede any previous employment agreements or arrangements between Employee and Company.

12.4 Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective corporation. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

12.5 Sections. References herein to Sections are to the sections in this Agreement, unless the context requires otherwise.

12.6 Headings. The section headings are inserted for convenience only and shall not affect the construction of this Agreement.

12.7 Rules of Construction. Unless the context requires otherwise, words importing the singular include the plural and vice versa, and words importing a gender include every gender.

4.13	12.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained therein.

12.9 Survival. Any variation in salary or conditions mutually agreed upon after the effective date of this Agreement shall not constitute a new agreement; instead, the terms and conditions of this Agreement, except as to such variation, shall continue in force.

12.10 Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

12.11 Interpretation. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

12.12 Governing Law. This Agreement shall be governed by the laws of the State of California. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or equity, shall be adjudicated in Los Angeles, California.

12.13       No Conflicting Agreements. Employee represents and warrants to the Company that he is not a party to or bound by any confidentiality, noncompetition, nonsolicitation or other agreement or restriction which could conflict with or be violated by the performance of Employee’s duties to the Company under this Agreement or otherwise. Employee agrees that he will not disclose to the Company, use, or induce the Company to use, any invention or confidential information belonging to any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

IMAGING3, INC.	EMPLOYEE

By:
Signature
Its:
Print Name

EXHIBIT A

To the Restated Employment Agreement

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

IMAGING3, INC.

PROPRIETARY INFORMATION & INVENTIONS AGREEMENT

4.1       This Agreement is entered into this 25th day of July 2006, by and between Imaging3, Inc., a California corporation having an office at 3022 North Hollywood Way, Burbank CA 91505 (the “Company”), and _________________________________ (hereinafter referred to as “Employee”), having a principal residence at ______________________________________________________________.

In consideration of the compensation paid to Employee by the Company for Employee’s service as a member of the Company’s Board of Employees during such time as may be mutually agreeable to the Company and Employee, the Company and Employee hereby agree as follows:

1. Confidentiality, Non-disclosure.

(a) During the period of service, Employee will learn of and acquire Company and/or customer confidential, proprietary or other privileged information whether or not developed by Employee, relating to the products, processes, genes, promoters, plasmids, biological materials, microorganisms, computer programs, know-how, trade secrets, customers, suppliers, developments, patent rights and applications, equipment, and business information made, used, developed or practiced by the Company in its business. Employee recognizes that the success of the Company depends, in part, upon maintaining confidentiality of such information, which includes, without limitation, all non-public results of research or experiments, unannounced projects or plans, and all materials and information labeled as proprietary or confidential.

(b) Employee agrees to hold in strict confidence and not to disclose, during the term of service to the Company or thereafter, to anyone outside the Company or make use of such confidential, proprietary or privileged information except in the course of the performance of Employee’s duties to the Company or otherwise upon the prior written consent of the company in each instance. Disclosure of proprietary information through publications, seminars, posters and other media shall require the express written consent of the Company. The Company recognizes that Employee may from time to time desire to communicate with members of the professional community on matters of general interest. This paragraph is not intended to prohibit Employee’s interaction and communication with members of the professional community regarding issues of a general nature and not involving the disclosure of any Company confidences.

2. Disclosure and Assignment of Inventions.

(a) Employee will disclose promptly in writing to the Company every invention, discovery, improvement, process, technique, microorganism, gene, promoter, plasmid, vector, biological material, copyrightable material or know-how (herein “Invention”), whether patentable or not, made, conceived or developed, in whole or in part solely by Employee or jointly with others during the entire period of service to the Company which relate to the Company’s existing or contemplated business or which result from or are suggested by any work Employee has performed or may perform for the Company.

(b) Employee hereby agrees to assign to the Company the entire right, title, and interest, domestic and foreign, to such Inventions. Employee further agrees, during and after the period of service to the Company, to sign all papers, execute all oaths and do everything necessary and proper to assign to the Company the domestic and foreign rights to said Inventions and to enable the Company to apply for, obtain, maintain and enforce United States and foreign patents and copyrights therein. This obligation is limited by the terms of Section 3 hereof.

(c) The Company agrees to bear all expense which it causes to be incurred by Employee in assigning, obtaining, maintaining and enforcing said patents and copyrights and further to pay Employee at a fair and reasonable rate for the time which it may require subsequent to the termination of Employee’s service and to reimburse Employee for any reasonable expenses incurred in connection therewith.

(d) With respect to such Inventions, whether patentable or not, conceived or made by Employee during the period of service, the obligations of this Section I shall continue beyond the term of such employment and shall be binding upon the heirs, legatees, assigns, executors, administrators and other legal representatives of Employee.

3. Unrelated Inventions. In signing this Agreement, I understand that California Labor Code Section 2870, of which notification is given below, applies to me regarding inventions, and that I am still required to disclose all my inventions to the Company.

NOTICE: This Agreement does not apply to an invention that qualifies fully under the provisions of Labor Code Section 2870 of the State of California, which states that:

(a) Any employment-agreement provision stating that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) relate at the time of conception or reduction to practice of the invention to the employer’s business or actual demonstrably anticipated research or development of the employer, or

(2) result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

4. Employee Inventions.

As a matter of record, attached hereto is a list and detailed description of all improvements and inventions made by Employee prior to the beginning of his or her term of service to the company (acknowledged by an authorized officer of the Company) that Employee desires to exclude from this Agreement.

5. Proprietary Materials. Employee acknowledges that the Company is the sole owner of all notes, notebooks, reports, drawings, data, other records, and biological materials related to his or her service to the Company. Employee agrees to return all such records and materials to the Company upon termination of service, provided that Employee shall be allowed to keep copies of personal notebooks and related documents.

6. Other Agreements of Employee. Employee represents that the performance of the terms of this Agreement and the performance of Employee’s duties for the Company do not and will not breach any agreement by which Employee is bound, including without limitation any employment agreement, confidentiality agreement or other obligation to protect proprietary information. Employee agrees to indemnify and hold the Company harmless from and against any and all liabilities or claims, including costs, expenses and reasonable attorney’s fees, arising out of any acts by Employee that, the foregoing representation to the contrary notwithstanding, shall be in violation of or shall constitute a breach of any such agreement or obligation.

7. Covenant Not to Solicit. For a period beginning with Employee’s election to the Company’s Board of Employees and ending one year following the date of termination of such service for any reason, Employee hereby agrees that he will not call on or otherwise solicit business from any of the customers or potential customers of the Company which, at the time of termination of his service, were listed (or ought to have been listed) in the Company’s records, as to any product that competes with any product provided or marketed by or actually under development by the Company at the time of Employee’s termination. Employee further agrees that he will not solicit the employment of or hire any employee of the Company throughout the term of this covenant. Employee agrees that he will, while serving the Company, promptly and fully disclose to the Company any business opportunity coming to Employee’s attention, or conceived or developed in whole or in part by Employee, which relates to the Company’s business or demonstrably anticipated business. Employee will not at any time exploit such business opportunities for his own gain or that of any person or entity other than the Company.

8. Remedies. Employee agrees that damages for breach of his covenants herein will be difficult to determine and inadequate to remedy the harm that may be caused thereby, and therefore consents that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity. However, should any court or tribunal decline to enforce any provision of paragraph 8 of this Agreement as written, the parties hereby agree that this Agreement shall, to the extent applicable to that circumstance before such court, be deemed to be modified to restrict Employee’s competition with the Company to the maximum extent of time, scope and geography which the court shall find reasonable and enforceable, and such provisions shall be so enforced. The prevailing party in any enforcement proceedings hereunder shall be awarded its costs and reasonable attorneys’ fees at all levels of such proceedings.

11. Effectiveness/Entire Agreement. This Agreement is effective as of the date of Employee’s first election to the Company’s Board of Employees and, with respect to the subject matter hereof, both constitutes the entire agreement of the parties and supersedes all previous agreements of the same. This Agreement is ancillary to any other contract between the Company and Employee and is not intended to set forth any terms of Employee’s service. No term of any agreement between the Company and Employee shall be construed to conflict with or lessen Employee’s obligations under this Agreement.

12. Successors and Assigns. This Agreement shall be binding upon (i) Employee, Employee’s heirs, legatees, executors, assigns and administrators and shall inure to the benefit of the Company and its successors and assigns, and (ii) upon the Company and its successors and assigns.

Dated as of the date below the top written signature.

EMPLOYEE:

Signature:
Home Address:

Date:

IMAGING3:

Name/Title:
Date:

LIST AND DETAILED DESCRIPTION OF ALL IMPROVEMENTS AND INVENTIONS MADE BY EMPLOYEE PRIOR TO EMPLOYMENT BY THE COMPANY THAT EMPLOYEE DESIRES TO EXCLUDE FROM THIS AGREEMENT

EMPLOYEE:

Signature:
Date:

IMAGING3:

Name/Title:
Date:

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Exhibit A3

To the Agreement to Restate Aguilera Employment Agreement

CONVERTIBLE NOTE AMENDMENT AGREEMENT

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